SHAREHOLDER SERVICING AGREEMENT

THIS SHAREHOLDER SERVICING AGREEMENT (“Agreement”) made and entered into between ALPS Portfolio Solutions Distributor, Inc. (“APSD”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and _________________________________________, a _______________________________ company having its principal place of business at______________________________, _________________, _______________(hereinafter “Servicer”).

WHEREAS, Servicer desires to enter in this Agreement with APSD to sell shares of the series listed on the Agreement Fee Schedule (“Fee Schedule”), as amended from time to time (each individually, a “Fund” and collectively, the “Funds”) of the Clough Funds Trust (“Company”), a registered open-end investment management company, and Servicer will provide distribution related, continuing personal services to shareholder and/or administration of shareholder accounts in, to the fund(s) currently offered by the Company.  APSD is the principal underwriter and, agent for the Company.

WHEREAS, Servicer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the Funds offered by the Company and distributed by APSD have adopted, pursuant to Rule 12b-1 of the 1940 Act, Distribution and Service Plans (each individually a “Plan” and collectively “Plans”) with APSD to enable payments to certain entities for distribution assistance and shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)	Servicer is hereby appointed as a non-exclusive selling agent of the Company during the term herein specified for the purpose of finding suitable investors for Company’s shares as described herein. Subject to the performance by APSD of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of APSD contained herein, Servicer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that the Servicer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Servicer from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Servicer’s agency relationship with APSD hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s shares made prior to the date hereof by Servicer shall be deemed made pursuant to this Agreement.

2015-07-AAI-Clough                                                                                                                          1

(b)	In offering and selling Company’s shares to Servicer’s customers, Servicer agrees to act as dealer for Servicer’s own account and in no transaction shall the Servicer have any authority to act or hold itself out as agent for APSD or the Company. APSD acknowledges that customers of Servicer who purchase Fund shares are the Servicer’s customers. Servicer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”).

(c)	Servicer agrees to offer and sell each Fund’s shares to Servicer’s customers only at the applicable public offering price, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus. Servicer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any supplements thereto).

(d)	Servicer agrees to purchase Fund’s shares from APSD or from Servicer customers. If Servicer purchases from APSD, Servicer agrees that all such purchases shall be made only: (a) to cover orders already received by Servicer from its customers; (b) for shares being acquired by Servicer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Servicer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Servicer’s employees or for investments in Individual Retirement Accounts established by Servicer’s employees, and if Servicer so advises APSD in writing prior to any sale of shares pursuant to this subparagraph (d), Servicer agrees to waive all Servicer concessions, if any, to all sales of shares. If Servicer purchases shares from Servicer customers, Servicer agrees not to purchase shares from Servicer customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Servicer shall not withhold placing customers’ orders for shares so as to profit the Servicer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price to Servicer’s customers).

(e)	APSD will accept Servicer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. APSD will not accept from Servicer a conditional order. All orders redeeming any shares shall be executed in accordance with Rule 22c-1 of the 1940 Act. All orders are subject to acceptance or rejection by APSD in its sole discretion. APSD reserves the right, at its discretion and without notice to the Servicer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares (and any classes thereto) for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

2015-07-AAI-Clough                                                                                                                          2

(f)	The transmission of orders will be governed by instructions that APSD will periodically issue to Servicer. Servicer must pay for Fund’s shares in ‘Federal Funds,’ and APSD must receive Servicer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934. If APSD does not receive Servicer’s payment on or before such settlement date, APSD may, without notice, cancel the sale, or, at APSD’s option, sell a Fund’s shares that Servicer ordered back to the issuing Fund. APSD will hold Servicer responsible for any loss suffered by APSD or the issuing Fund as a result of Servicer’s failure to make payment as required.

(g)	Servicer agrees to use the application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”). The application will be reviewed by APSD or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Servicer hereby certifies that all of Servicer customers’ taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to APSD or the Company by Servicer are correct and that APSD or the Company will not open an account without Servicer providing the Company’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

(h)	Servicer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Servicer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(i)	Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the transfer agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Servicer by the transfer agent.

2.	Account Options.

(a)	Servicer may appoint the Transfer Agent as Servicer’s agent to execute customers' transactions in a Fund’s shares sold to Servicer by APSD in accordance with the terms and provisions of any account, program, plan, or service established or used by Servicer’s customers and to confirm each such transaction to Servicer’s customers on Servicer’s behalf, and at the time of the transaction, Servicer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

2015-07-AAI-Clough                                                                                                                          3

(b)	Unless otherwise instructed by APSD or the Transfer Agent, Servicer may instruct the Transfer Agent to register shares purchased in Servicer’s name and account as nominee for Servicer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Servicer, and all confirmations and other communications to shareholders will be transmitted to Servicer. Servicer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Servicer holds such shares as nominee. However, the Transfer Agent or the Company shall be responsible for the reasonable costs associated with Servicer forwarding such printed material, confirmations, and communications and shall reimburse Servicer in full for such costs. Servicer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Servicer is holding such shares. With respect to customers other than such customers, Servicer shall provide APSD with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for APSD to comply with any legal and regulatory reporting requirements.

(c)	Accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with APSD relating to networking.

3.	Servicer Compensation.

(a)	Servicer concession, if any, on Servicer’s sales of shares of a Fund will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by APSD and in effect at the time of APSD sale to Servicer. Upon written notice to Servicer, APSD, or a Fund, may change or discontinue any schedule of concessions, or issue a new schedule. Servicer may be deemed to be an underwriter in connection with sales by Servicer of shares of a Fund where Servicer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Servicer may be subject to applicable provisions of the Securities Act of 1933. Compensation paid, if any, pursuant to a Plan for the sale of certain class of a Fund’s shares is described in Fee Schedule attached hereto and in such respective Fund’s then-current Prospectus.

(b)	APSD is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of applicable class of shares of a Fund, as described in the then-current Prospectus.

(c)	In the case of a Fund or class thereof which has adopted a Plan, APSD may elect from time to time to make payments to Servicer as provided under such Plan for such services, and without limitation, some or all of the following: (i) answering inquiries regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records and; (ii) services that APSD reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution, or marketing services in the promotion of a Fund’s shares. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by APSD from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Servicer acknowledges that any compensation to be paid to the Servicer by APSD is paid from proceeds paid to APSD by a Fund pursuant to its Plan, and to the extent APSD does not receive such proceeds, for any reason, the amounts payable to Servicer will be reduced accordingly. In the case of a Fund or class thereof that has no currently effective Plan, APSD or Company may, to the extent permitted by applicable law, elect to make payments to Servicer from either’s own resources.

2015-07-AAI-Clough                                                                                                                          4

(d)	Servicer shall furnish to APSD or the Company, on behalf of a Fund, such information in writing as shall reasonably be requested by the Company’s Board of Directors/Trustees (“Company’s Board”) with respect to the fees paid to Servicer pursuant to this Agreement.

(e)	In the event that Rule 2830 of the FINRA Conduct Rules precludes a Fund or class thereof from imposing, or APSD from receiving, a sales charge (as defined in Rule 2830) or any portion thereof, Servicer shall not be entitled to any payments from APSD hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charge, Servicer will be entitled to payments hereunder or as modified by APSD, if applicable.

(f)	APSD may discontinue paying compensation to Servicer if, at any time, (i) Servicer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Servicer breaches any representation, warranty or covenant contained in this Agreement, as determined by APSD in its sole discretion. Notwithstanding the foregoing, Servicer shall not be entitled to any compensation in respect of a sale to any investor if APSD determines that another authorized selling agent of APSD is primarily responsible for or should otherwise be credited with such sale. In making this determination, APSD will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by APSD.

(g)	If, within seven business days after confirmation by APSD of Servicer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or by APSD for the account of such Fund or are tendered for redemption by the customer, Servicer shall promptly refund to APSD the full discount retained by Servicer on the original sale and any distribution and service payments made to Servicer. Servicer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Servicer as nominee for Servicer’s customers with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Servicer shall be notified by APSD of such repurchase or redemption within ten days of such repurchase or redemption.

2015-07-AAI-Clough                                                                                                                          5

(h)	The provisions of the Distribution Agreement between the Company and APSD, insofar as they relate to a Plan, are incorporated herein by reference. The provisions under this Agreement, relating to a Plan, shall continue in full force and effect only so long as the continuance of a Plan and the provisions of this Agreement are approved at least annually by a vote of the Company’s Board, including a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to a Plan, cast in person at a meeting called for the purpose of voting thereon.

(i)	The provisions regarding Servicer compensation may be terminated by the vote of a majority of the Company’s Board who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of a Plan or in any agreements related to a Plan, or by a vote of a majority of a Fund’s outstanding shares, on sixty (60) days’ written notice, without payment of any penalty. Such provisions will be terminated also by any act that terminates this Agreement and shall terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties.

After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, such concessions, distribution payments, or service payments will be allowable or payable to Servicer only in accordance with such change, discontinuance, or termination.  Servicer agrees that Servicer will have no claim against APSD, the Company, or a Fund by virtue of any such change, discontinuance, or termination.  In the event of any overpayment by APSD of any concession, distribution payment, or service payment, Servicer will promptly remit such overpayment.

(j)	This Agreement’s applicable provisions, regarding compensation, if any, have been adopted pursuant to Rule 12b-1 under the 1940 Act by a Fund’s class that may have adopted a Plan, under its respective Plan.

4.	Status as Financial Intermediaries.

(a)	Servicer represents and warrants that Servicer is either:

(i) an investment adviser duly registered under the Investment Advisers Act of 1940 and has submitted a notice filing in each state that requires Servicer to do so, or if Servicer is not registered with the SEC, Servicer represents that Servicer is duly registered as an investment adviser with all appropriate state regulatory agencies. Servicer further represents that Servicer is permitted under any and all applicable laws, rules and regulations to execute, deliver, and perform this Agreement. Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules of the FINRA, SEC, state securities administrators, and any other regulatory body). Servicer agrees to notify APSD if Servicer registration as an investment adviser is terminated; or

2015-07-AAI-Clough                                                                                                                          6

(ii) an entity exempt from broker-dealer status under applicable laws (including, but not limited to, a bank or trust company) in good standing.  Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules of the FINRA, SEC, state securities administrators, and any other regulatory body); and

Servicer represents that Servicer is qualified to sell shares in the various jurisdictions where it transacts business.  Servicer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Servicer’s obligations under this Agreement and to receive compensation, if any, therefore, and Servicer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(b)	Nothing in this Agreement shall cause Servicer to be APSD’s partner, employee, or agent, or give Servicer any authority to act for APSD, the Company, or a Fund. Neither APSD nor the Company shall be liable for any of Servicer’s acts or obligations under this Agreement.

5.	Information Relating to the Funds.

(a)	No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus, and in buying shares from APSD or selling shares to APSD hereunder, Servicer shall rely solely on the representations contained in the then-current Prospectus. Upon Servicer’s request, APSD will furnish Servicer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any supplements thereto).

(b)	Servicer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Servicer by APSD, without first obtaining APSD’s written approval. Servicer shall not distribute or make available to the general public any printed information furnished by APSD which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public.

2015-07-AAI-Clough                                                                                                                          7

6.	Indemnification. APSD and Servicer (each an “Indemnifying Party”) will indemnify and hold the other party and its directors/trustees, officers, employees, and agents harmless from any claim, demand, loss, expense (including reasonable attorney’s fees), or cause of action resulting from the willful misconduct or negligence, as measured by industry standards, of the Indemnifying Party, its agents, and employees, in carrying out its obligations under this Agreement. This provision will survive the termination of this Agreement.

7.	Duration. This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Company’s Directors/Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of a Fund, vote to terminate or not to continue a Plan. This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). APSD may change or amend any provision of this Agreement by giving Servicer written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with the FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between APSD and Servicer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to APSD shall be given or sent to APSD at APSD offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General Counsel. All notices to Servicer shall be given or sent to Servicer at the address specified by Servicer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information

a.            Agreement to Provide Information.  Servicer agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Servicer during the period covered by the request.

2015-07-AAI-Clough                                                                                                                          8

(i)            Period Covered by Request.  Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought.  The Fund may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)            Form and Timing of Response.

(a) Servicer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 11(a). If requested by the Fund or its designee, Servicer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 11(a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 11(a) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Servicer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)            Limitations on Use of Information.  The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Servicer.

b.            Agreement to Restrict Trading.  Servicer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Servicer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2015-07-AAI-Clough                                                                                                                          9

(i)            Form of Instructions.  Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)            Timing of Response.  Servicer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Servicer.

(iii)            Confirmation by Servicer.  Servicer must provide written confirmation to the Fund that instructions have been executed.  Servicer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

c.            Definitions.  For purposes of this Agreement:

(i)            Pursuant to Section 11, and only Section 11 herein, the term “Fund” also includes the Fund’s principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)            The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Servicer.

(iii)            The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Servicer in nominee name.

(iv)            The term “written” includes electronic writings and facsimile transmissions.

(v)            The term “Servicer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi)            The term “purchase” does not include automatic reinvestment of dividends.

(vii)            The term “promptly” as used in Section 11(a)(ii) shall mean as soon as practicable but in no event later than 5 business days from the Servicer’s receipt of the request for information from the Fund or its designee.

12.	Anti-Money Laundering Program. Servicer hereby certifies that: (i) it understands that pursuant to various U.S. regulations, it is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) Servicer has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under sec. 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) Servicer will cooperate with APSD and deliver information reasonably requested by APSD concerning shareholders that purchased a Fund’s shares sold by Servicer necessary for APSD or the Company to comply with the USA Patriot Act; and (iv) Servicer will notify APSD, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program.

2015-07-AAI-Clough                                                                                                                         10

Notwithstanding anything to the contrary, if Servicer is exempt from the requirement to develop, implement, and maintain anti-money laundering policies that comply with the USA Patriot Act in which case Servicer agrees to cooperate with APSD or the Company and deliver information reasonably requested by APSD or the Company concerning shareholders that purchased shares sold by Servicer necessary for APSD and the Company to comply with either’s internal policies, the USA Patriot Act and relevant rules and regulations.

Servicer acknowledges that APSD or the Company may reject or refuse orders for the sale of shares with respect to customers for which Servicer serves as nominee if Servicer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Servicer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

2015-07-AAI-Clough                                                                                                                         11

16.	Waiver. Failure of APSD or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of law.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by APSD.

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2015-07-AAI-Clough                                                                                                                         12

IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

SERVICER:

Signature:
Name:
Title:
Address:

NSCC Dealer #	Fax Number:

NSCC Dealer Alpha Code	Date:

Mutual Fund Coordinator/
NSCC Clearing	Primary Contact:

Phone Number:	Email Address:

ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:

Name:

Title:

Effective Date:

2015-07-AAI-Clough                                                                                                                         13

AGREEMENT FEE SCHEDULE

In consideration of sales of the classes of shares of the Funds listed below, under the terms and conditions of the Agreement and the then-current prospectus, the following fee/payment schedule shall apply:

Name of Portfolio	Share Class	12b-1 Fees	Shareholder Servicing Fees
Clough Global Long/Short Fund	Class A	0.25%	0.10%
	Class C	1.00%	None
	Class I	None	None

In accordance with each Fund’s then-current prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid quarterly. The determination of average daily net assets shall be made at the close of each Business Day.

2015-07-AAI-Clough                                                                                                                         14